CORRECTION FROM SOURCE: THERMON REPORTS SECOND QUARTER FISCAL 2025 RESULTS

Correction to table “FISCAL 2025 OUTLOOK”
AUSTIN, TX / ACCESSWIRE / November 8, 2024 - Thermon Group Holdings, Inc. (NYSE:THR) ("Thermon" or the "Company"), a global leader in industrial process heating solutions, today announced consolidated results for the second quarter ("Q2 2025") of the fiscal year ending March 31, 2025 ("Fiscal 2025").
SECOND QUARTER 2025 HIGHLIGHTS
(all comparisons versus the prior year period unless otherwise noted)
•Revenue of $114.6 million, (7.4)%
•Gross profit of $50.9 million, (6.5)%; Gross Margin of 44.4%
•Net Income of $9.5 million, (35.4)%, or $0.28 earnings per diluted share (EPS)
•Adjusted Net Income (non-GAAP) of $12.8 million, or $0.38 Adjusted EPS (non-GAAP)
•Adjusted EBITDA (non-GAAP) of $23.8 million, (14.1)%; Adjusted EBITDA margin (non-GAAP) of 20.8%
•New orders of $131.1 million, +12.6%; book-to-bill ratio of 1.14x
•Net Leverage ratio of 1.3x as of September 30, 2024
•Updating full-year 2025 guidance
MANAGEMENT COMMENTARY
"Our second quarter results once again demonstrated the benefits of our disciplined execution against our key strategic pillars, highlighted by continued momentum in bookings during the quarter and the ability to strategically deploy capital in support of our growth initiatives, including our recent acquisition of F.A.T.I.,” stated Bruce Thames, President and CEO of Thermon. “We believe that we remain well positioned to benefit from several long-term secular growth drivers, including electrification, onshoring and decarbonization, which combined with our deep customer relationships, enabled us to generate 13% total order growth during the quarter, resulting in a book-to-bill of 1.14x and ending the period with record backlog of $215 million, an increase of nearly 30% from last year on a reported basis, and up 3% organically.”
"The strength of our installed base and diversified end market exposure enabled us to report a second quarter revenue decline of only 7% despite continued weakness in our large project revenue, which declined 51% during the quarter,” continued Thames. “Diverse, non-oil & gas end markets now represent over 70% of our total revenues, while our maintenance and repair-driven OPEX revenues account for over two-thirds of our revenue mix, resulting in a more durable revenue and profit stream across cycles. That said, while we have seen improved booking momentum in the second quarter and we expect this trend to continue, the timing of backlog conversion is extending given some of the larger contracts we have recently secured. This revenue timing issue in combination with the large project delays and macro uncertainty that has plagued our industry in recent quarters, will impact our second half results. As a result, we are lowering our 2025 revenue guidance to a range of $495 million to $515 million, which includes contribution from our recent acquisitions. However, given our strong execution and strict financial discipline, we expect 2025 Adjusted EBITDA in a range of $105 million to $110 million and Adjusted EPS in a range of $1.77 to $1.89."
“We made further progress on our manufacturing footprint rationalization plans during the quarter, having completed the consolidation of our Denver facility, and we continue to effectively manage expenses to demand in an effort to protect margins,” stated Jan Schott, Senior Vice President and CFO of Thermon. “Our ongoing focus on financial discipline resulted in non-GAAP free cash flow of $6.7 million in the second quarter, bringing our year-to-date total to $15.5 million, up $16.8 million from the prior year period. With net leverage of 1.3x and total cash and available liquidity of $129.8 million at September 30, 2024, we have ample financial flexibility to execute on our capital allocation strategy, which prioritizes capital investments in organic growth, complementary bolt-on acquisitions, debt paydown, and our $50 million share repurchase authorization announced in early 2024.”

“As we look forward, our optimism for our business and the opportunities that lie ahead remain as strong as ever,” stated Thames. “Our continued investments in both organic and inorganic growth initiatives in recent quarters has further strengthened our competitive positioning and should enable us to be a key beneficiary of the powerful secular trends driving many of our end markets, including decarbonization, electrification, and digital transformation. As a result of our favorable strategic positioning, combined with our commitment to operational excellence and disciplined capital allocation, we are well positioned to drive profitable growth and deliver long-term value creation for all of our stakeholders.”

Financial Highlights	Three months ended September 30,			Six months ended September 30,

Unaudited, in millions, except per share data	2024	2023	% Change	2024	2023	% Change

Sales[1]	$ 114.6	$ 123.7	(7.4) %	$ 229.8	$ 230.5	(0.3) %
OPEX Sales	97.2	88.2	10.2%	194.7	168.4	15.6%
Over Time - Large Projects	17.5	35.5	(50.7) %	35.1	62.2	(43.6) %
Net Income	9.5	14.7	(35.4) %	18.0	25.7	(29.9) %
Diluted EPS	0.28	0.43	(34.9) %	0.53	0.75	(29.9) %
Adjusted Net Income[2]	12.8	16.9	(24.3) %	25.9	30.3	(14.5) %
Adjusted EPS[2]	0.38	0.49	(22.4) %	0.76	0.89	(14.6) %
Adjusted EBITDA[3]	23.8	27.7	(14.1) %	47.0	49.8	(5.7) %

% of Sales:
OPEX Sales	84.8%	71.3%	1,350 bps	84.7%	73.1%	1160 bps
Over-Time - Large Projects	15.3%	28.7%	-1,340 bps	15.3%	27.0%	-1170 bps
Net Income	8.3%	11.9%	-360 bps	7.8%	11.1%	-330 bps
Adjusted Net Income[2]	11.2%	13.7%	-250 bps	11.3%	13.1%	-180 bps
Adjusted EBITDA[3]	20.8%	22.4%	-160 bps	20.4%	21.6%	-120 bps

1 See table "Reconciliation Point-in-Time and Over-Time to OPEX Sales."
2 Represents Net Income after the impact of acquisition costs, restructuring, costs associated with impairments and other charges, amortization of intangible assets, ERP implementation related costs and the tax expense/(benefit) for impact of foreign rate increases (see table, "Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS").
3 See table, "Reconciliation of Net Income to Adjusted EBITDA."
STRATEGIC UPDATE
Thermon’s long-term value creation strategy is driven by the disciplined pursuit of several key strategic pillars, including profitably growing the installed base, a focus on decarbonization, digitization, and diversification, operational excellence, and disciplined capital allocation. Key progress achieved during the second quarter against these initiatives is as follows:
•Profitably Grow the Installed Base. Customer spending for maintenance and repair needs has remained resilient in recent quarters, despite the broader market uncertainty impacting large project capital spending. Thermon has benefited from this trend by leveraging its long-standing customer relationships and deep installed base to more effectively serve its clients' evolving needs. OPEX-related revenue represented 85% of total revenues during the second quarter, resulting in an increased level of recurring revenues across higher-margin solutions.
•Decarbonization, Digitization, and Diversification. An important strategic priority has been to diversify the Company’s end market exposure across a broader range of higher-value, more stable verticals. The Company has already surpassed its goal to generate at least 70% of revenues from diverse, non-oil & gas end markets by fiscal year 2026, with 70% of revenues generated by diverse end markets over the last-

twelve-months, driven by a focus on expanding solutions in markets such as commercial, food & beverage, and rail & transit, as well as its acquisition of Vapor Power. During the second quarter, the Company was awarded two large, multi-year projects related to decarbonization opportunities in diverse end markets.
•Operational Excellence. Thermon’s operational excellence initiatives are driven by a focus on customer performance, enhanced productivity, labor efficiency, and supply chain improvements. A key priority under this strategy has been rationalizing the Company’s manufacturing footprint to improve asset utilization. Management recently completed the consolidation of its Denver facility as part of this strategy, which is expected to drive incremental savings of $0.8 million to fiscal 2025.
•Disciplined Capital Allocation. Thermon is dedicated to maintaining a strong and flexible balance sheet and optimizing capital deployment to drive value for shareholders. The recent acquisitions of Vapor Power and F.A.T.I. highlight the Company’s focus on investment in growth initiatives. Additionally, the Company has repurchased $4.1 million under its $50 million share repurchase authorization thus far in fiscal 2025. While investments in growth initiatives remain the primary focus for capital deployment, the Company will remain opportunistic regarding share repurchases.
SECOND QUARTER FISCAL 2025 PERFORMANCE
Second quarter revenue was $114.6 million, a decrease of 7.4% compared to same period last year, driven by ongoing headwinds in large project revenue, partially offset by contribution from the Vapor Power acquisition. Excluding Vapor Power revenue of $12.1 million, second quarter revenue declined 17.1% on an organic basis.
Gross profit was $50.9 million during the second quarter of Fiscal 2025, a decrease of 6.5% compared to the second quarter of last year. Gross margin was 44.4% during the second quarter, up from 44.0% last year, as favorable revenue mix and improved profitability in OPEX sales was partially offset by relatively lower margins in the project business.
Second quarter operating expenses were $31.3 million, compared to $30.5 million last year owing to the incremental operating expenses from Vapor Power and ongoing investments to advance the Company’s long-term growth strategy, partially offset by disciplined cost management.
Adjusted EBITDA was $23.8 million during the second quarter, down from $27.7 million last year due to pressure in large project revenue, partially offset by the contribution from Vapor Power. Adjusted EBITDA margin was 20.8% during the second quarter of Fiscal 2025, down from 22.4% in the same period last year owing to investments in growth initiatives.
Backlog was $214.9 million as of September 30, 2024, representing a $48 million increase, or 28.8%, as compared to backlog of $166.9 million at September 30, 2023. Excluding backlog attributable to Vapor Power of $43.6 million at the end of the second quarter 2025, backlog increased 2.6% on an organic basis. Orders during the second quarter of Fiscal 2025 were $131.1 million compared to $116.4 million in the second quarter of fiscal 2024, an increase of $14.7 million, or 12.6% with a positive book-to-bill of 1.14x. On an organic basis, orders increased 2.7%.
Balance Sheet, Liquidity and Cash Flow
As of September 30, 2024, total debt was $165.8 million. Cash and cash equivalents as of September 30, 2024, were $37.0 million, resulting in net debt of $128.8 million, up from $120.0 million at June 30, 2024. Net leverage was 1.3x at the end of the second quarter of Fiscal 2025, down relative to 1.5x after financing the Vapor Power acquisition.
Working capital decreased by 1.8% to $156.7 million at the end of the second quarter of Fiscal 2025. During the second quarter, cash from operating activities was $8.6 million and Free Cash Flow was $6.7 million, an improvement of $6.1 million from a Free Cash Flow of $0.6 million in the same period last year.

Balance Sheet Highlights	September 30,

Unaudited, in millions	2024	2023	% Change

Cash	$ 37.0	$ 30.5	21.3%
Total Debt	165.8	110.6	49.9%
Net Debt1 / TTM Adjusted EBITDA (non-GAAP)	1.3 x	0.8 x	0.5 x
Working Capital[2]	156.7	159.5	(1.8) %
Capital Expenditures	1.8	2.8	(35.7) %
Free Cash Flow (non-GAAP)[3]	6.7	0.6	Fav.

1 Total Company debt, net of cash and cash equivalents.
2 Working Capital equals Accounts Receivable plus Inventory less Accounts Payable.
3 See table, "Reconciliation of Cash Provided by Operating Activities to Free Cash Flow."

FISCAL 2025 OUTLOOK

The following forward-looking guidance reflects management’s current expectations and beliefs as of November 7, 2024, and is subject to change.

	Full Fiscal Year (Ending March 31)

Unaudited, in millions	2024 Actual	Prior 2025 Guidance	Revised 2025 Guidance

Total Revenue	$494.6	$527 to $553	$495 to $515
Total Adjusted EBITDA	$104.2	$112 to $120	$105 to $110
Total GAAP EPS	$1.51	$1.57 to $1.73	$1.46 to $1.58
Total Adjusted EPS	$1.82	$1.90 to $2.06	$1.77 to $1.89

Conference Call and Webcast Information

Thermon's senior management team, including Bruce Thames, President and Chief Executive Officer, and Jan Schott, Senior Vice President and Chief Financial Officer will discuss Q2 2025 results during a conference call today, November 7, 2024 at 10:00 a.m. (Central Time). The call will be simultaneously webcast and the accompanying slide presentation containing financial information can be accessed on Thermon's investor relations website located at http://ir.thermon.com. Investment community professionals interested in participating in the question-and-answer session may access the call by dialing (877) 407-5976 from within the United States/Canada and (412) 902-0031 from outside of the United States/Canada. A replay of the webcast will be available on Thermon's investor relations website after the conclusion of the call.

About Thermon

Through its global network, Thermon provides safe, reliable and mission critical industrial process heating solutions. Thermon specializes in providing complete flow assurance, process heating, temperature maintenance, freeze protection and environmental monitoring solutions. Thermon is headquartered in Austin, Texas. For more information, please visit www.thermon.com.

Non-GAAP Financial Measures

Disclosure in this release of "Adjusted EPS," "Adjusted EBITDA," "Adjusted EBITDA margin," "Adjusted Net Income/(loss)," "Free Cash Flow," "Organic Sales," "OPEX Sales" and "Net Debt," which are "non-GAAP financial measures" as defined under the rules of the Securities and Exchange Commission (the "SEC"), are intended as supplemental measures of our financial performance that are not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). "Adjusted Net Income/(loss)" and "Adjusted EPS" (or "Adjusted fully diluted EPS") represent net income/(loss) before the impact of restructuring and other charges/(income), ERP Implementation related cost, costs associated with impairments and other charges, acquisition costs, amortization of intangible assets, tax expense for impact of foreign rate increases, and any tax effect of such adjustments. "Adjusted EBITDA" represents net income before interest expense (net of interest income), income tax expense, depreciation and amortization expense, stock-based compensation expense, acquisition costs, costs associated with restructuring and other income/(charges), ERP Implementation related cost, and costs associated with impairments and other charges. "Adjusted EBITDA margin" represents Adjusted EBITDA as a percentage of total revenue. "Free Cash Flow" represents cash provided by operating activities less cash used for the purchase of property, plant, and equipment, net of sales of rental equipment and proceeds from sales of land and buildings. "Organic Sales" represents revenue excluding the impact of the Company's acquisition of Vapor Power. "OPEX Sales" represents Point-in-Time Sales plus Over-Time Small projects. "Net Debt" represents total outstanding principal debt less cash and cash equivalents.

We believe these non-GAAP financial measures are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin or Adjusted Net Income. Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Organic Sales, OPEX Sales and Free Cash Flow should be considered in addition to, and not as substitutes for, revenue, income from operations, net income, net income per share and other measures of financial performance reported in accordance with GAAP. We provide Free Cash Flow as a measure of liquidity. Our calculation of Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, OPEX Sales and Free Cash Flow may not be comparable to similarly titled measures reported by other companies. For a description of how Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, OPEX Sales and Free Cash Flow are calculated and reconciliations to the corresponding GAAP measures, see the sections of this release titled "Reconciliation of Net Income to Adjusted EBITDA," "Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS," "Reconciliation of Point-in-Time and Over-Time to OPEX Sales" and "Reconciliation of Cash Provided by Operating Activities to Free Cash Flow." We are unable to reconcile projected Fiscal 2025 Adjusted EBITDA and Adjusted EPS to the most directly comparable projected GAAP financial measure because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Therefore, because of the uncertainty and variability of the nature of and the amount of any potential applicable future adjustments, which could be significant, we are unable to provide a reconciliation for projected Fiscal 2025 Adjusted EBITDA and Adjusted EPS without unreasonable effort.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words "anticipate," "assume," "believe," "budget," "continue," "contemplate," "could," "should," "estimate," "expect," "intend," "may," "plan," "possible," "potential," "predict," "project," "will," "would," "future," and similar terms and phrases are intended to identify forward-looking statements in this release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. These forward-looking statements include, but are not limited to, statements regarding: (i) our plans to strategically pursue emerging growth opportunities, including strategic acquisitions, in diverse regions and across industry sectors; (ii) our plans to secure more new facility project bids; (iii) our ability to generate more facility maintenance, repair and operations or upgrades or expansions revenue, from our existing and future installed base; (iv) our ability to timely deliver backlog; (v) our ability to respond to new market developments and technological advances; (vi) our expectations regarding energy consumption and demand in the future and its impact on our future results of operations; (vii) our plans to develop strategic alliances with major customers and suppliers; (viii) our expectations that our revenues will increase; (ix) our belief in the sufficiency of our cash flows to meet our needs for the next year; (x) our ability to integrate acquired companies and successfully divest certain businesses; (xi) our ability to successfully achieve synergies from acquisitions; and (xii) our ability to make required debt repayments.
Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, (i) general economic conditions and cyclicality in the markets we serve; (ii) future growth of our key end markets and related capital investments; (iii) our ability to operate successfully in foreign countries; (iv) the outbreak of a global pandemic; (v) our ability to successfully develop and improve our products and successfully implement new technologies; (vi) competition from various other sources providing similar heat tracing and process heating products and services, or alternative technologies, to customers; (vii) our ability to deliver existing orders within our backlog; (viii) our ability to bid and win new contracts; (ix) the imposition of certain operating and financial restrictions contained in our debt agreements; (x) our revenue mix; (xi) our ability to grow through strategic acquisitions; (xii) our ability to manage risk through insurance against potential liabilities (xiii) changes in relevant currency exchange rates; (xiv) tax liabilities and changes to tax policy; (xv) impairment of goodwill and other intangible assets; (xvi) our ability to attract and retain qualified management and employees, particularly in our overseas markets; (xvii) our ability to protect our trade secrets; (xviii) our ability to protect our intellectual property; (xix) our ability to protect data and thwart potential cyber-attacks and incidents; (xx) a material disruption at any of our manufacturing facilities; (xxi) our dependence on subcontractors and third-party suppliers; (xxii) our ability to profit on fixed-price contracts; (xxiii) the credit risk associated to our extension of credit to customers; (xxiv) our ability to achieve our operational initiatives; (xxv) unforeseen difficulties with expansions, relocations, or consolidations of existing facilities; (xxvi) potential liability related to our products as well as the delivery of products and services; (xxvii) our ability to comply with foreign anti-corruption laws; (xxviii) export control regulations or sanctions; (xxix) changes in government administrative policy; (xxx) environmental and health and safety laws and regulations as well as environmental liabilities; (xxxi) climate change and related regulation of greenhouse gases; and (xxxii) those factors listed under Item 1A, “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on May 29, 2024, and in any subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K or other filings that we have filed or may file with the SEC. Any one of these factors or a combination of these factors could materially affect our future results of operations and could influence whether any forward-looking statements contained or incorporated by reference in this release ultimately prove to be accurate.
Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required to do so under applicable securities laws.

CONTACT:

Jan Schott, Senior Vice President and Chief Financial Officer
Ivonne Salem, Vice President, FP&A and Investor Relations
(512) 690-0600
Investor.Relations@thermon.com

Thermon Group Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands except per share amounts)

	Three Months Ended September 30,		Six months ended September 30,
	2024	2023	2024	2023
Sales	$ 114,648	$ 123,659	$ 229,774	$ 230,548
Cost of sales	63,736	69,201	128,430	128,781
Gross profit	50,912	54,458	101,344	101,767
Operating expenses:
Selling, general and administrative expenses	31,259	30,490	62,347	59,144
Deferred compensation plan expense/(income)	434	(247)	537	26
Amortization of intangible assets	3,402	2,227	6,799	4,614
Restructuring and other charges/(income)	614	304	2,723	885
Income from operations	15,203	21,684	28,938	37,098
Other income/(expenses):
Interest expense, net	(2,790)	(1,925)	(5,637)	(3,509)
Other income/(expense)	563	(267)	706	74
Income before provision for taxes	12,976	19,492	24,007	33,663
Income tax expense	3,482	4,762	6,002	7,995
Net income	$ 9,494	$ 14,730	$ 18,005	$ 25,668

Net income per common share:
Basic income per share	$ 0.28	$ 0.44	$ 0.53	$ 0.76
Diluted income per share	$ 0.28	$ 0.43	$ 0.53	$ 0.75
Weighted-average shares used in computing net income per common share:
Basic common shares	33,794	33,689	33,775	33,748
Fully-diluted common shares	34,143	34,127	34,096	34,094

Thermon Group Holdings, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share per share data)
	September 30, 2024	March 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 37,000	$ 48,631
Accounts receivable, net of allowances of $851 and $1,428 as of September 30, 2024 and March 31, 2024, respectively	93,504	107,318
Inventories, net	93,596	86,321
Contract assets	15,582	16,690
Prepaid expenses and other current assets	33,463	14,010
Income tax receivable	1,874	1,630
Total current assets	$ 275,019	$ 274,600
Property, plant and equipment, net of depreciation and amortization of $76,417 and $73,422 as of September 30, 2024 and March 31, 2024, respectively	67,412	68,335
Goodwill	269,513	270,786
Intangible assets, net	120,726	127,092
Operating lease right-of-use assets	11,808	13,613
Deferred income taxes	1,760	1,074
Other non-current assets	15,294	12,240
Total assets	$ 761,532	$ 767,740
Liabilities and equity
Current liabilities:
Accounts payable	$ 30,421	$ 31,396
Accrued liabilities	27,436	31,624
Current portion of long-term debt	16,875	14,625
Borrowings under revolving credit facility	5,000	5,000
Contract liabilities	13,402	20,531
Lease liabilities	3,322	3,273
Income taxes payable	1,813	2,820
Total current liabilities	$ 98,269	$ 109,269
Long-term debt, net	143,169	151,957
Deferred income taxes	8,726	9,439
Non-current lease liabilities	10,855	12,635
Other non-current liabilities	10,226	9,553
Total liabilities	$ 271,245	$ 292,853
Equity
Common stock: $0.001 par value; 150,000,000 shares authorized; 33,888,390 issued and 33,755,279 outstanding, and 33,730,243 issued and 33,722,225 outstanding at September 30, 2024 and March 31, 2024, respectively	$ 34	$ 34
Preferred stock: $.001 par value; 10,000,000 authorized; no shares issued and outstanding	—	—
Additional paid in capital	243,119	243,555
Treasury Stock	(4,089)	(250)
Accumulated other comprehensive loss	(55,565)	(57,235)
Retained earnings	306,788	288,783
Total equity	$ 490,287	$ 474,887
Total liabilities and equity	$ 761,532	$ 767,740

Thermon Group Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)
	Six months ended September 30,
	2024	2023
Operating activities
Net income	$ 18,005	$ 25,668
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,137	8,802
Amortization of deferred debt issuance costs	250	174
Stock compensation expense	2,576	2,688
Deferred income taxes	(1,507)	(1,562)
Reserve for uncertain tax positions, net	—	39
Remeasurement (gain)/loss on intercompany balances	327	(226)
Changes in operating assets and liabilities:
Accounts receivable	13,097	(4,157)
Inventories	(6,985)	(11,569)
Contract assets and liabilities	(6,277)	(12,103)
Other current and non-current assets	(5,230)	(3,023)
Accounts payable	(685)	7,536
Accrued liabilities and non-current liabilities	(2,338)	(7,607)
Income taxes payable and receivable	(1,149)	(400)
Net cash provided by operating activities	$ 21,221	$ 4,260
Investing activities
Purchases of property, plant and equipment	(5,785)	(5,608)
Sale of rental equipment	36	34
Net cash used in investing activities	$ (5,749)	$ (5,574)
Financing activities
Proceeds from revolving credit facility	—	13,000
Payments on long-term debt	(6,750)	(15,381)
Repurchase of employee stock units on vesting	(3,012)	(1,715)
Repurchase of shares under authorized program	(3,838)	—
Payments on finance leases	(59)	(500)
Net cash provided by/(used in) financing activities	$ (13,659)	$ (4,596)
Less: Net change in cash balances classified as assets held-for-sale	—	905
Effect of exchange rate changes on cash, cash equivalents and restricted cash	454	(583)
Change in cash, cash equivalents and restricted cash	2,267	(5,588)
Cash, cash equivalents and restricted cash at beginning of period	50,431	38,520
Cash, cash equivalents and restricted cash at end of period	$ 52,698	$ 32,932

Thermon Group Holdings, Inc.
Reconciliation of Net Income to Adjusted EBITDA
(Unaudited, in thousands)

	Three Months Ended September 30,		Six months ended September 30,
	2024	2023	2024	2023
Net income	$ 9,494	$ 14,730	$ 18,005	$ 25,668
Interest expense, net	2,790	1,925	5,637	3,509
Income tax expense	3,482	4,762	6,002	7,995
Depreciation and amortization expense	5,573	4,363	11,137	8,802
EBITDA (non-GAAP)	$ 21,339	$ 25,780	$ 40,781	$ 45,974
Stock compensation expense	1,511	1,450	2,576	2,688
Restructuring and other charges/(income)[1]	614	304	2,866	885
Transaction-related costs[2]	116	190	355	267
ERP implementation-related costs	233	—	389	—
Adjusted EBITDA (non-GAAP)	$ 23,813	$ 27,724	$ 46,967	$ 49,814
Adjusted EBITDA %	20.8%	22.4%	20.4%	21.6%

1 Cost associated with cost-cutting measures including reduction-in-force and facility consolidation, of which $0.1 million are in cost of sales for the six months ended September 30, 2024.
2 Vapor Power acquisition cost and the fiscal 2024 charges related to the Company's Russian subsidiary.

Thermon Group Holdings, Inc.
Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS
(Unaudited, in thousands except per share amounts)

	Three Months Ended September 30,		Six months ended September 30,
	2024	2023	2024	2023
Net income	$ 9,494	$ 14,730	$ 18,005	$ 25,668
Amortization of intangible assets	3,402	2,227	6,799	4,614	Intangible amortization
Restructuring and other charges/(income)[1]	614	304	2,866	885	Operating expense and cost of sales
Transaction-related costs[2]	116	190	355	267	Operating expense
ERP implementation related costs	233	—	389	—	Operating expense
Tax effect of adjustments	(1,049)	(561)	(2,500)	(1,131)
Adjusted Net Income (non-GAAP)	$ 12,810	$ 16,890	$ 25,914	$ 30,303

Adjusted Fully Diluted Earnings per Common Share (Adjusted EPS) (non-GAAP)	$ 0.38	$ 0.49	$ 0.76	$ 0.89

Fully-diluted common shares	34,143	34,127	34,096	34,094

1 Costs associated with cost-cutting measures including reduction-in-force and facility consolidation, of which $0.1 million are in cost of sales for the six months ended September 30, 2024.
2 Vapor Power acquisition costs and the fiscal 2024 charges related to the Company's Russian subsidiary.

Thermon Group Holdings, Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(Unaudited, in thousands)

	Three Months Ended September 30,		Six months ended September 30,
	2024	2023	2024	2023
Cash provided by operating activities	$ 8,562	$ 3,392	$ 21,221	$ 4,260
Cash provided by/(used in) by investing activities	(1,845)	(2,785)	(5,749)	(5,574)
Cash provided by/(used in) by financing activities	(5,657)	(2,743)	(13,659)	(4,596)

Cash provided by operating activities	$ 8,562	$ 3,392	$ 21,221	$ 4,260
Less: Cash used for purchases of property, plant and equipment	(1,862)	(2,807)	(5,785)	(5,608)
Plus: Sales of rental equipment	17	22	36	34
Free cash flow (non-GAAP)	$ 6,717	$ 607	$ 15,472	$ (1,314)

Thermon Group Holdings, Inc.
Reconciliation Point-in-Time and Over-Time Sales to OPEX Sales
(Unaudited, in thousands)

	Three Months Ended September 30,		Six months ended September 30,
	2024	2023	2024	2023
Point-in-Time Sales	$ 82,279	$ 72,635	$ 159,045	$ 137,780

Over Time - Small Projects	14,885	15,545	35,622	30,601
Over Time - Large Projects	17,484	35,479	35,107	62,167
Total Over-Time Sales[1]	$ 32,369	$ 51,024	$ 70,729	$ 92,768
Total Sales	$ 114,648	$ 123,659	$ 229,774	$ 230,548

Point-in-Time	82,279	72,635	159,045	137,780
Over Time - Small Projects	14,885	15,545	35,622	30,601
OPEX Sales	$ 97,164	$ 88,180	$ 194,667	$ 168,381
OPEX Sales %	84.7%	71.3%	84.7%	73.0%

1 Over Time sales were previously reported as a single figure and are now presented as Over Time - Small Projects and Over Time - Large Projects. Over Time - Small Projects are each less than $0.5 million in total revenue and Over Time - Large Projects are each equal to or greater than $0.5 million in total revenue.